EXHIBIT 4


                       NORMAN L. SIRAK
                       ATTORNEY AT LAW

  Member, D.C. Bar Association                      ( 330) 588-9818
  Member, Ohio Bar Association                   FAX (330) 588-8802


DigiMedia USA, Inc.
2454 Northeast 13th Avenue
Fort Lauderdale, Florida 33305
October 15, 1996

Ref.: Form S-8 / Employee, Director Stock Option Plan

To Whom It May Concern:

   Reference  is  made  to  your  proposed  registration  of
300,000 shares of Common Stock of your company as contemplated by the Registration Statement on Form S-8 filed by DigiMedia USA, Inc. with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

   I have examined the Employment Contracts and the Option Agreement which accompanies said contracts. I am also familiar with the Articles of Incorporation and the By-Laws of the Company and in particular, Section 4.6 of the By-Laws.

   Based upon the foregoing, it is my opinion that after the Registration Statement shall have become effective and the shares shall have been issued and delivered as described in the Employment Contracts and the documents related to it, such shares of Common Stock will be validly issued, fully paid and non-assessable.

   Consent is hereby given to the use of this Opinion as part of the Registration Statement referred to above.

Sincerely,

Norman L. Sirak

 P.O. Box 7468, Canton, Ohio 44705 1535 Baycrest Dr. N.W., Canton, Ohio 44708